Exhibit 10.31

April 22, 2023
Chris Toth

Dear Chris,

We are pleased to welcome you to Baxter International Inc. (“Baxter” or the “Company”) and to confirm our verbal offer of employment. This is where your purpose accelerates our mission to Save and Sustain Lives. At Baxter, you will join around 60,000 colleagues, in 100 countries, who share common traits like being reliable, ethical, and caring. Together, we create a place where we are happy, successful and inspire each other.

Your first day of employment will be determined at a mutually agreed later date, each party using best efforts to ensure that such date is no later than June 1, 2023. Your job title will be Executive Vice President and Group President, Kidney Care, reporting to Joe Almeida, Chairman, Chief Executive Officer & President. This role is a full-time exempt position. Subject to formal appointment by the Board of Directors of Baxter (the “Board”), it is anticipated you will be appointed as an executive officer of the Company.

TERMS OF EMPLOYMENT: EXECUTIVE VICE PRESIDENT AND GROUP PRESIDENT, KIDNEY CARE

The following explains the terms of your employment. Please note that all compensation actions have been approved by the Compensation and Human Capital Committee (“CHCC”) of the Board.
•Your salary will be $1,000,000 annualized, less applicable deductions and withholdings.
•You will be eligible to participate in the Management Incentive Compensation Program (the “Program”) with a bonus target of 125% of your annual salary. For 2023, you will be eligible for a prorated bonus opportunity based on the number of days worked in 2023. The actual bonus you will receive will vary depending on both Baxter’s performance and your individual assessment for the year, and the bonus is subject to the other terms and conditions of the Program.
•In addition, you will receive a one-time, supplemental cash payment of $3,200,000 minus applicable taxes. You will receive this supplemental cash payment after ninety (90) days of employment with Baxter, provided you are actively employed on the date of payment. This supplemental payment will not be considered eligible earnings for Baxter’s qualified retirement or welfare benefit plans. Should your employment with the Company be terminated for any reason by you or by Baxter within twelve (12) months of your start date, you will be responsible for 100% re-payment of this bonus, and if within 12-24 months you will be responsible for 50% re-payment of this bonus; provided, however that you will not be responsible for repayment if: (i) your employment is involuntarily terminated for which you are eligible for severance under Baxter’s Executive Severance Plan or your Change in Control agreement (as described below), as applicable; (ii) by December 31, 2024, the Business Transaction (as defined below) does not occur; (iii) in connection with the consummation of the Business Transaction, you are not appointed as Chief Executive Officer of Kidney Co.; (iv) you die; or (v) you become disabled as defined in the Baxter Long-Term Disability Plan. The amount of repayment will be equivalent to the amount you are permitted to claim as a deduction or credit in the applicable tax year under Internal Revenue Service regulations. In addition, notwithstanding anything to the contrary herein, if any of the events described in clauses (i) to (v) apply and the supplemental cash payment has not been made to you prior such event, you will be paid such amount within thirty (30) days after the applicable event.

•You will be eligible to participate in the Company’s annual equity program. The next annual equity grant is scheduled for March 2024. Your target annual equity grant value will be $5,000,000. The annual equity grant is expected to be a mix of 50% performance share units (“PSUs”), 25% restricted stock units (“RSUs”) and 25% stock options. Your target grant value will be converted into the applicable number of PSUs, RSUs and stock options using the Company’s standard calculation methodology. The Company’s equity targets and mix are assessed annually and are subject to change based on market competitiveness and the Company’s financial performance. Therefore, your equity target grant value and mix in the future may be greater or less than what is stated in this letter. Your actual equity target grant value will be based on a combination of your equity target and an assessment of your individual performance and potential. All equity grants are subject to the terms and conditions of the underlying equity plan and corresponding agreements, including the Agreement Regarding Competition and Protection of Proprietary Interests (the “CPPI Agreement”).
•You will receive an off-cycle equity grant with a target grant value of $4,500,000 on the first quarterly off-cycle grant date after your date of hire (customarily the first business day of March, June, September or December). The grant will be delivered fully in RSUs which will vest one-third per year on the first three anniversaries of the grant date. This award will vest in full if (i) your employment with Baxter is involuntarily terminated (other than due to the Business Transaction (as defined below)) without cause as defined in Baxter’s Executive Severance Plan or your Change in Control agreement (as described below), as applicable, (ii) by December 31, 2024, the Business Transaction (as defined below) does not occur; or (iii) in connection with the consummation of the Business Transaction, you are not appointed as Chief Executive Officer of Kidney Co. Additional information will be provided after the grant date, and all equity grants are subject to the terms and conditions of the underlying equity plan and corresponding agreements, including the CPPI Agreement.
•As an executive officer, your compensation increases are approved by the CHCC through a “pay for performance” philosophy.
•You will be eligible for the Company’s standard Change in Control agreement, which governs in the event of a change in control of the Company. Upon joining the Company, you will be provided a copy of the agreement which will include a noncompetition provision no more restrictive to you than the CPPI Agreement. For the avoidance of doubt, prior to the Business Transaction any additional noncompetition provisions with the Company or its subsidiaries by which you become bound shall be no more restrictive to you than the CPPI Agreement.
•You will be eligible for 30 days of paid time off per year. Should your employment terminate, you will be paid for any earned and unused paid time off in accordance with Baxter’s standard policy.
•The term of your employment is “at will”, which means that you or the Company may end your employment at any time and for any reason.

STOCK OWNERSHIP GUIDELINES

•You will be required to attain and hold Company stock equal in value to four (4) times your annual base salary. Under current guidelines, you will have five years from your date of hire to achieve this level of ownership. Stock held for ownership determination includes common stock held directly or indirectly and unvested RSUs. It does not include stock options or unvested PSUs. The Company reserves the right to change the guidelines at any time.

TERMS OF EMPLOYMENT: CHIEF EXECUTIVE OFFICER, KIDNEY CO.

It is anticipated that the Kidney Care business (comprised of the Renal Care and Acute Therapies businesses) will separate from Baxter in 2024 as a separate publicly traded company (the “Business Transaction”). Subject to appointment by the Board of Directors of the new Kidney Co. organization, it is expected you will become the Chief Executive Officer of the new Kidney Co. organization.
In connection with the business separation, your salary and bonus target percentage will remain the same, and the Company will recommend that your target annual equity grant value will increase to $7,500,000. Please note that all compensation actions are contingent upon approval by the Board of Directors of the new Kidney Co. organization.
All applicable Baxter policies and agreements (for example, any cash recoupment, change in control, severance, stock ownership guidelines, other policies, etc.) in effect as of the separation of the business will be reviewed by the Board of Directors of the new Kidney Co. organization.

BENEFITS
•Baxter provides a comprehensive benefits program. More detailed information regarding Baxter’s benefits program will be discussed in your new employee orientation. If you have immediate questions about benefits and coverage, you may contact Martha Peterson, Vice President, Total Rewards at 224-453-2353.
•As of your start date, you will be eligible to participate in Baxter’s Flexible Benefits Program which includes: Medical Benefits, Dental Benefits, Prescription Service, and Personal Accident Insurance, subject to the Plan’s provisions. Please note that you must enroll within 21 days of your start date to receive this coverage. You are also immediately eligible for Basic Employee Term Life Insurance, Long Term Disability Insurance, and Business Travel Insurance. You will be eligible to contribute to the 401(k) plan upon hire. At that time, you will also be eligible to participate in the company’s matching in the plan. All Company benefits are subject to amendment, modification, and cancellation from time to time and are subject to the governing plan documents.
•You will be eligible for reimbursement for an annual executive physical examination. The Company has a preferred vendor relationship with Northwestern Executive Health. Information about the program is available upon request.
•You will be eligible to participate in the U.S. Deferred Compensation Plan. Through this plan, you can elect to defer eligible compensation (base salary and Management Incentive Compensation Program bonuses) and receive Company contributions in respect to amounts above the Internal Revenue Service limits set for qualified 401(k) plans.
•You will be eligible to participate in the Employee Stock Purchase Program (the “Program”). However, as a designated Company insider, your participation in the Program will be contingent on receiving the appropriate pre-clearance to participate. Your subscription will begin on the first day of the calendar quarter (January 1, April 1, July 1 or October 1) following your enrollment. However, the deadline for entering your subscription is the 15th day of the month prior to the beginning of each calendar quarter (December 15, March 15, June 15 or September 15). If the first day of your subscription period is not a trading day, then the next preceding trading day will be used. Please also note that these dates are subject to change and additional blackout periods may arise in accordance with the terms of Baxter’s Securities Trading Policy.
•You are eligible for the Baxter International Inc. Executive Severance Plan, as may be amended from time to time, which provides certain benefits if you are involuntarily separated from the Company under qualifying circumstances. For purposes of the Plan, you will be considered a Group 1 Executive. Aside from the reasons set forth in the Plan as a Qualifying Termination, you will also be eligible for severance under the Plan in the event the decision not to appoint you as Chief Executive Officer of Kidney Co. and you resign. A copy of the Baxter International Inc. Executive Severance Plan is available upon request.
•You will be expected to be in Deerfield, Illinois on a regular basis as appropriate for your role prior to your permanent relocation to Kidney Co.’s headquarters. You will be eligible for the Baxter Relocation Program or such similar program created by Kidney Co. at the time of your relocation.
Please note that Baxter’s Benefits are subject to change and any such change would supersede this letter.
CONDITIONS OF EMPLOYMENT
•Background Screen: Your employment is contingent upon successful completion of a background screen that will be conducted on behalf of Baxter. You will receive a notification with more information from our background vendor. A Fair Credit Reporting Act Disclosure and A Summary of Your Rights Under the Fair Credit Reporting Act will be enclosed with the background check.
•Reference Verification: Your employment is contingent upon successful completion of and verification by your personal references you provide to Baxter.
•This letter also confirms that you have no obligations, oral or in writing, with any of your former employers which restrict your ability to be employed by Baxter. You understand that your continued employment is contingent upon this representation. Additionally, Baxter has not made this offer of employment to you in order to obtain from you any confidential or trade secret information of your former employers, and Baxter will not ask you to use or disclose such confidential and trade secret information in your Baxter employment. Indeed, you have a continuing obligation not to use or disclose the confidential and trade secret information of your former employers, and, by entering into Baxter employment, you acknowledge that you will not use or disclose any of the confidential and trade secret information of your former employers.

•Drug Screening: Your employment is contingent upon your timely scheduling and completion of a drug screening test in accordance with Company policy and receiving a negative result. If you have not already indicated your consent, you will be asked to do so before the screening is done. Please complete your drug screen within 72 hours of receiving notification to do so.
•Authorization to Work: This offer and continued employment at Baxter are contingent upon providing valid authorization to work in the United States. Federal guidelines require all new employees to complete I-9 forms within 72 hours of their start dates. You will receive an email with instructions on how to electronically complete the Employee Section, or Section 1 prior and a link to the acceptable forms of identification that you must bring on your first day. They will be used by your Human Resources representative to complete Section 2 of the I-9 form.
•Employment Agreement: You have accepted a position of trust, which requires the maintenance of confidence. Therefore, you are required to sign the Company Employment Agreement as part of your job tasks prior to start date. The benefits set forth in this offer letter, including the annual bonus opportunities, supplemental cash bonus, equity grants, Change in Control agreement and participation in the Executive Severance Plan are contingent upon your execution of the Employment Agreement.
•Baxter Code of Conduct and Executive Compensation Recoupment Policy: You will be emailed about our Code of Conduct that communicates Baxter’s business ethics policies and procedures. Please read it as soon as practicable. You will be asked to acknowledge your receipt and understanding of Baxter’s Code of Conduct following your start date. You and all applicable compensation will be subject to the Executive Compensation Recoupment Policy as in effect from time to time.
•Entire Agreement and Modifications: Together with the Employment Agreement and other agreements referenced herein, this offer letter includes the entire agreement between the parties on the subject matter hereof, and supersedes and replaces any prior offer or promise. Any subsequent modifications to this offer letter must be in writing and signed by a duly authorized representative of the Company.

Chris, we are confident that you will make a significant contribution to the Company. Please indicate your acceptance by signing the offer and returning it to me. Please do not hesitate to contact me at if you need any assistance or have any questions.

Sincerely,

/s/ Jeanne Mason
Jeanne Mason
SVP, Human Resources

AGREED TO AND ACCEPTED BY:

/s/ Chris Toth	4/22/2023
Chris Toth	Date

cc: Joe Almeida, Chairman, Chief Executive Officer & President